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                                                                    Exhibit 99.1

                             FOR IMMEDIATE RELEASE

CONTACTS:

Amgen                                               Guilford Pharmaceuticals

Denise Powell (investor)                            Angela Webber
(805) 447-4346                                      (410) 631-6449

David Kaye (media)                                  Brad Miles (media)
(805) 447-6692                                      Jonathan Fassberg (investor)
                                                    BMC/The Trout Group
                                                    (212)-477-9007


      AMGEN ACQUIRES RIGHTS FROM GUILFORD PHARMACEUTICALS FOR BREAKTHROUGH
                              NEUROTROPHIC AGENTS


BALTIMORE, MD and THOUSAND OAKS, CA, August 21, 1997 -- Guilford
Pharmaceuticals Inc. (NASDAQ:GLFD) and Amgen (NASDAQ:AMGN) today announced that they have entered into an agreement granting Amgen worldwide rights for Guilford's FKBP-neuroimmunophilin ligands, a novel class of small molecule neurotrophic agents that may represent a new approach in the treatment of neurodegenerative disorders.

Neuroimmunophilin ligands are a novel class of small molecule orally active neurotrophic agents, which are being developed to promote nerve regeneration and repair in neurodegenerative disorders.

Under the terms of the agreement, Amgen will receive worldwide rights to FKBP-neuroimmunophilin compounds for all human therapeutic and diagnostic applications. Amgen will conduct and pay for all clinical development and manufacturing of products, and will market products worldwide.

Under the terms of the agreement, Amgen will pay Guilford in several phases. Guilford will receive a total of $35 million in rights payments upon closing, in the form of a $15 million cash signing payment, $15 million for purchase of Guilford equity, plus a $5 million purchase of 700,000 warrants exercisable at 150% of the purchase price.

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                                    - more -
      Amgen Acquires Neuroimmunophilin Neurotrophic Agents from Guilford
                                Pharmaceuticals
                                August 21, 1997
                                     Page 2


Amgen will also provide $13.5 million over three years to support research activities at Guilford on the neuroimmunophilin program. The agreement contemplates milestone payments for up to in ten specified indications, seven neurological (Parkinson's Disease; Alzheimer's Disease; Stroke; Peripheral Neuropathies; Traumatic Brain Injuries; Traumatic Spinal Cord Injuries; and Multiple Sclerosis), and three non-neurological indications. Guilford would receive development milestone payments for each indication and could receive up to $392 million in milestone payments if all ten indications are successfully developed to approval.

Guilford will also receive royalties on product sales. Guilford also has the option in the future to conduct Phase I and Phase II clinical development of one product in one indication, and to co-promote one product in the U.S., for which certain costs would be paid by Amgen. If Amgen elects to exercise its warrants this would represent an additional equity investment of approximately $25 million in Guilford.

"We are extremely pleased and enthusiastic to collaborate with Guilford on the development and commercialization of this important class of potential neurological medicines," Said Gordon Binder, Amgen's Chairman and Chief Executive Officer. "The science supporting Guilford's work holds the promise of yielding breakthrough treatments for a variety of neurological disorders and complements Amgen's expertise and commitment to neuroscience and small molecule drug research and development programs," he said.

"This is another major milestone for Guilford. Amgen is a leader in the development of innovative therapies for neurological disorders. We believe that our neuroimmunophilin ligands could potentially be one of the most important new developments in the treatment of neurodegenerative disorders in many years. If we are able to substantially slow the rate of or reverse the progression of neurodegenerative disorders in patients, this would represent a major breakthrough in the treatment of these serious diseases", commented Dr. Craig
R. Smith, President and Chief Executive Officer of Guilford.

"We received a great deal of interest from many companies for our neuroimmunophilin program. We chose Amgen because we were impressed with their commitment to the area, and their demonstrated capability in pre-clinical and clinical development. We appreciate being able to work with such an outstanding partner in the development of innovative neurological products", continued Dr. Smith.

Amgen is a global biotechnology company that discovers, develops, manufactures and markets human therapeutics based on advances in cellular and molecular biology.
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                                    - more -
      Amgen Acquires Neuroimmunophilin Neurotrophic Agents from Guilford
                                Pharmaceuticals
                                August 21, 1997
                                     Page 3


Guilford Pharmaceuticals Inc. is a biopharmaceutical company engaged in the development of polymer-based therapeutics for cancer, and novel products for the diagnosis and treatment of neurological diseases, including Parkinson's disease, Alzheimer's disease, stroke, severe head trauma, spinal cord injuries, multiple sclerosis, peripheral neuropathies, and cocaine addiction.


                                      ###


This press release contains forward-looking statements that involve risk and uncertainties, including those described in the section entitled "Risk Factors" from Guilford Pharmaceuticals registration statement on Form S-3, declared effective April 7, 1997, that could cause the Company's actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there can be no assurance that any of the compounds which are the subject of this collaboration will earn milestone payments or that such compounds can be successfully developed into safe and effective FDA-approved drugs, and consummation of this transaction is subject to compliance with Hart-Scott-Rodino requirements.

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               Background Information - Neuroimmunophilin Ligands
                                August 21, 1997


Guilford Pharmaceuticals, Inc. discovered a novel class of compounds, the neuroimmunophilin ligands, that may be capable of regenerating nerves damaged by injury and neurodegenerative diseases such as Alzheimer's Disease and Parkinson's Disease. These neuroimmunophilin ligands consist of small organic molecules which have activity that is comparable or superior to NGF, BDNF, and other protein neurotrophic factors, but are active following oral administration.

Neuroimmunophilin ligands appear to have several advantages over previous nerve-regeneration compounds. NGF, BDNF and other neurotrophic factors are proteins, very large molecules that cannot pass into the brain. They cannot be taken orally as a pill, and therefore must be administered by injection directly into the brain. Guilford's small molecule neuroimmunophilin ligands can be administered orally and are capable of going from the bloodstream into the brain. Their mechanism of action appears to specifically target damaged nerve cells while leaving healthy cells alone, making it likely that these new compounds should have fewer side effects than earlier generations of drugs.

Immunosuppressive drugs such as cyclosporin A and FK-506 are known to bind to intracellular proteins called immunophilins. Starting in 1990, scientists at Guilford and Johns Hopkins University, under Dr. Solomon Snyder, Director of the Department of Neuroscience, made the seminal discovery that immunophilin binding proteins are enriched at up to 50-fold higher concentrations in the brain than in immune tissue. In addition, it was discovered that drugs that bind to immunophilin binding proteins, such as FK-506 and cyclosporin A, widely used immune suppressive drugs used by organ transplant recipients, can produce nerve growth in vitro (in test tube experiments) and in vivo (in animal experiments) (i.e. they are neurotrophic). Guilford scientists, utilizing state-of-the-art structure-based drug design techniques, synthesized a series of novel small molecule neuroimmunophilin ligands which possess the neurotrophic activity of FK-506, but are devoid of the undesired immunosuppressive activity of FK-506.

Parkinson' s Disease Experimental Models

Some of Guilford's work in this area was published earlier this year (Proceedings of the National Academy of Sciences, Volume 94 pp. 2019-2024, March 1997; Nature

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               Background Information - Neuroimmunophilin Ligands
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Medicine, Volume 3, Number 4 pp. 421-428, April 1997), presentations at the
American Academy of Neurology and American Chemical Society meetings in April 1997, and other scientific abstract presentations in 1995. These studies showed that one of Guilford' s novel compounds, GPI-1046, promoted both morphologic and functional recovery in animal models of both peripheral nerve injury and Parkinson' s disease. The studies showed that in a mouse model of Parkinson's disease, GPI-1046 showed potent neuroprotective and regenerative effects on the nigral-striatal dopamine system, an area of the brain damaged in Parkinson's disease.

In these studies, the neurotoxin MPTP was administered to severely damage nigral-striatal dopamine neurons and mimic the damage caused by Parkinson's disease, simultaneously with GPI-1046. Compared with the MPTP/control group, GPI-1046 protected more than 80% of the nigral-striatal dopamine neurons.

The studies went one step further in an attempt to more accurately model human Parkinson's disease by administering GPI-1046 after damage of the nigral-striatal dopamine neurons had taken place. This "modeling" was accomplished by administering two different neurotoxins, either MPTP or 6-hydroxydopamine. In these experiments, GPI-1046 was administered up to one month after striatal dopamine neurons were destroyed by the neurotoxin. GPI-1046 significantly increased the number of functional dopamine terminals in the striatum at doses a low as 4 mg/kg. Administration of GPI-1046 was also shown to significantly improve both neuronal dopamine levels and turnover, indicating physiological recovery. Furthermore, administration of GPI-1046 was also shown to significantly improve functional behavior in the rats, as measured by apomorphine or amphetamine induced rotational behavior.

Guilford has conducted studies which have looked at other neurological models in addition to Parkinson's Disease, and found protective and regenerative effects using GPI-1046. In animals whose sciatic nerves were crushed, GPI-1046 accelerated functional recovery of the damaged nerves. The compound was able to regenerate the myelin sheath over the nerves, a characteristic critical to nerve re-growth, and functional recovery.

Potent Neurotrophic Effects

Very low doses of these neuroimmunophilin ligands have been shown to markedly stimulate nerve growth, repair, and re-myelination in a wide variety of cell

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               Background Information - Neuroimmunophilin Ligands
                                     Page 3


culture and animal models. The compounds have been shown to be both orally and systemically active and to cross the blood brain barrier. Guilford has made major breakthroughs in chemistry, and has successfully synthesized small molecule neurotrophic factors with low picomolar or even femtomolar potency (GPI-1046 in vitro ED50=53 pM; GPI-1216 in vitro ED50 = 0.25 pM).

Potential Clinical and Commercial Applications

The neuroimmunophilin program is conducting research to explore the potential utility of these compounds in a number of potential applications of serious and life-threatening neurodegenerative disorders:

        Alzheimer's Disease
        Parkinson's Disease
        Multiple sclerosis
        Peripheral neuropathies - i.e. diabetic neuropathy; cancer chemotherapy induced neuropathy, hereditary sensory and motor neuropathies; motor neuron disorders such as ALS Traumatic head injuries
        Traumatic spinal cord injuries
        Stroke - aiding recovery following stroke or other cerebral ischemic events.

There are also several non-neurological potential applications which are being studied with the neuroimmunophilin ligands.

Guilford has filed over 20 composition of matter and use patents covering five distinct chemical structural series of novel neuroimmunophilin compounds. One patent has been issued in the U.S., and several others published in Europe. Several extremely potent series of compounds have been identified, including GPI-1234, GPI-1305, GPI-1308, GPI-1312, GPI-1216, GPI-1152, and GPI-1046, which are under pre-clinical development.
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               Background Information - Neuroimmunophilin Ligands
                                     Page 4


Contacts:


Amgen                                       Guilford

Denise Powell (investor/media)              Angela Webber
(805) 447-4346                              (410) 631-6449

Jeanne Flynn, Pharm. D. (patients)          Brad Miles (media)
(805) 447-3390                              Jonathan Fassberg (investor)
                                            BMC/The Trout Group
                                            (212) 477-9007